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                                                                       Exhibit 6


                                                                    SCHEDULE 2.4

              SUMMARY TERM SHEET OF PARENT SERIES A PREFERRED STOCK

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  Issuer:                               eLOT, Inc., a Virginia corporation (the "Company")

  Securities:                           Series A Convertible Preferred Stock (the "Parent Series A Preferred
                                        Stock" or the "Preferred Stock")

  Dividends:                            Holders of Parent Series A Preferred Stock will have the right to receive dividends in the same manner and amount as a holder of a share of Parent Common Stock.

  Liquidation Preference:               Upon liquidation, dissolution or a winding up of Parent, at any time liquidation preference shall equal the product of (i) the Seller Earned
                                        Share Amount and (ii) $ 0.40.

  Ranking:                              The Parent Series A Preferred Stock shall rank senior to the Parent
                                        Common Stock and junior to each other series of preferred stock of the
                                        Parent issued after the date hereof unless otherwise set forth therein.

  Voting                                Rights: The Parent Series A Preferred Stock will be entitled to one vote.
                                        The Parent Series A Preferred Stock shall vote with the Parent Common Stock on all matters subject to the vote of the shareholders of the Company generally, except as specifically provided herein or as otherwise required by law.

  Conversion:                           The Parent Series A Preferred Stock will automatically convert into that number of Conversion Shares to be issued to Seller pursuant to clause (i)
                                        of Section 2.4 of the Agreement.  The certificate representing the Parent
                                        Series A Preferred Stock issued to Seller shall be surrendered to Parent within three (3) days following the final determination of the number of
                                        Conversion Shares to be issued to Seller pursuant to clause (i) of
                                        Section 2.4 of the Agreement, and Parent shall issue to Seller such number of shares of Parent Common Stock within three (3) days of its receipt of the above referenced certificate.  In the event no Conversion Shares are to be issued to Seller pursuant to clause (i) of Section 2.4 of the Agreement, the Parent Series A Preferred Stock shall be canceled.
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